Exhibit 10.42
Patent Purchase Agreement
          This Patent Purchase Agreement (“Agreement”) is entered into by and between The Spectranetics Corporation, a Delaware Corporation with an office at 96 Talamine Court, Colorado Springs, Colorado, 80907-5186 (“Purchaser”), and Joseph M. Ruggio, an individual with a residence at 27632 Fargo Rd., Laguna Hills, California 92653-7808 (“Seller”).
R E C I T A L S
          Whereas, Seller owns certain United States Letters Patents and/or applications for United States Letters Patents and/or related foreign patents and applications;
          Whereas, Seller wishes to sell to Purchaser all right, title and interest in the Patents (as defined below) and the causes of action to sue for infringement thereof and other enforcement rights as set forth in this Agreement;
          Whereas, Purchaser wishes to purchase from Seller all right, title and interest in the Patents and the causes of action to sue for infringement thereof and other enforcement rights, free and clear of any restrictions on transfer, liens, claims, and encumbrances as set forth in this Agreement.
          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms set forth herein, the parties hereby agree as follows:
A G R E E M E N T
1. Definitions.
1.1.	“Patents” means those patents and applications listed in the attached Exhibit A, and all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, and divisions of such patents and applications; and foreign counterparts to any of the foregoing including without limitation utility models.

1.2.	“Effective Date” means the last date of execution below.

1.3.	“Assignment Agreement” means the Assignment Agreement attached as Exhibit B.

1.4.	“Sales Price” means the actual revenue received by Purchaser from (a) the sale of a product that practices one or more of the inventions claimed in the Patents, after accounting for discounts, returns, refunds, allowances, write offs, write downs, and bad debt and/or (b) practicing one or more of the inventions claimed in the Patents. Among other things, the parties intend that “Sales Price” includes any and all types of revenue related to the Patents, whether based on sales of apparatus or devices covered by the Patents, licensing of methods covered by the Patents, practicing one or more of the inventions claimed in the Patents, and/or any combination of the foregoing or other revenue derived from the Patents.

1.5.	“Sale of the Patents” means any future transfer of ownership or control of the Patents or any portion of the rights thereof, other than those things covered by the Sales Price as defined above. By way of example and not by way of limitation, a “sale of the patents” would occur if Purchaser at some time in the future sells the Patents or some portion thereof to a third party.
2. Assignment and Transfer of Patents.
2.1.	Patent Assignment. Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest it has in and to the Patents and all inventions and discoveries described therein, including without limitation, all rights of Seller under the Assignment Agreement, and all rights of Seller to collect royalties under such Patents.

2.2.	Assignment of Causes of Action. Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest it has in and to all causes of action and enforcement rights, whether currently pending, filed, or otherwise, for the Patents and all inventions and discoveries described therein, including without limitation all rights to pursue damages, injunctive relief and other remedies for past, current and/or future infringement of the Patents.
3. Specific Duties.
3.1.	Delivery. Within three (3) business days following the Effective Date, Seller shall deliver to Purchaser an executed original of the Assignment Agreement, and a list of prosecution counsel. Within ten (10) business days of the Effective Date, Seller shall deliver to Purchaser all files and original documents owned or controlled by Seller relating to the Patents including all prosecution files for pending patent applications included in the Patents, and its own files relating to the issued Patents.

3.2.	Payment.
3.2.1.	Purchaser shall pay to Seller one hundred and fifty thousand U.S. dollars (US$ 150,000.00) within three (3) business days following the Effective Date.

3.2.2.	For as long as the Patents remain in force, from sales of Purchaser’s own products that practice one or more of the inventions claimed in the Patents, Purchaser shall pay to Seller two percent (2.0%) of the Sales Price received by Purchaser. The royalties paid pursuant to this section 3.2.2 do not apply to Sale of the Patents pursuant to section 3.2.4 or to any settlement with any third parties pursuant to section 3.2.3. Further, the parties agree that royalty provisions pursuant to this section 3.2.2 do not apply when other payments are received by Seller for the same activity or product as required by any other provision in this agreement.

3.2.3.	As indicated elsewhere herein, the parties anticipate that Purchaser may pursue third parties for infringement of the Patents. If that occurs, the parties understand that recoveries from any such efforts may result in any of a wide range of currently unknowable outcomes, including a net loss to Purchaser (if the costs of Purchaser’s efforts exceed any such recoveries) to amounts potentially totaling millions of dollars. For any such payments and/or for any other consideration from third parties in connection with the Patents (other than a Sale of the Patents, as discussed in 3.2.4 below), and regardless of whether those payments constitute (a) royalties for, or Purchaser’s damages from, sales of third party products that practice one or more of the inventions claimed in the Patents, (b) settlement of claims regarding the Patents, and/or (c) any other bases, the parties agree to allocate any such payments/recoveries as set forth in this section 3.2.3.
3.2.3.1.	the first one hundred and fifty thousand U.S. dollars (US$ 150,000.00) shall belong to Purchaser;

3.2.3.2.	from any amounts exceeding $150,000, Purchaser shall retain an amount equal to all attorneys’ fees, costs (but not including Consulting fees paid to Seller for Seller’s time), and other expenses incurred by Purchaser in the collection of such royalties or damages (hereinafter, “Purchaser’s Costs”). In the event that Purchaser pursues more than one infringer, the distribution of any recoveries pursuant to this section shall be calculated and made at the time the payment/recovery is received;

3.2.3.3.	from any amounts exceeding that $150,000 plus the foregoing Purchaser’s Costs, Purchaser shall next pay to Seller one hundred thousand U.S. dollars (US$ 100,000.00);

3.2.3.4.	from any amounts exceeding that $150,000 plus the foregoing Purchaser’s Costs plus the foregoing $100,000 to Seller, Purchaser shall pay to Seller thirty-five percent (35% percent) and shall retain 65%.

3.2.3.5.	The parties intend that the allocations described here will apply to the cumulative totals of any such payments and/or consideration received, with the exception of Section 3.2.3.2 above. In other words, if Purchaser pursues multiple third parties and receives multiple recoveries, the entire amounts recovered will be allocated under the foregoing formula, rather than the formula being separately and repeatedly applied to each such recovery. By way of example, if Purchaser Costs to pursue an Infringer A are $50,000, and a settlement payment is received from Infringer A in the amount of $275,000, that payment would be allocated as follows:

3.2.3.5.1.	The first $150,000 of that payment would go to Purchaser.

3.2.3.5.2.	Because Purchaser’s Costs are $50,000, the next $50,000 would go to Purchaser (to repay those Costs).

3.2.3.5.3.	The remaining $75,000 would be paid to Seller, as an incomplete payment of the $100,000 that is next due in the distribution formula in Section 3.2.3.3 above.
3.2.3.6.	If, following the foregoing hypothetical payment by Infringer A, a further settlement is reached with Infringer B in the amount of $300,000 at a cost to Purchaser of $75,000, that further payment would be allocated as follows:
3.2.3.6.1.	First, the Purchaser’s Costs amount (in this “Infringer B” hypothetical, the amount is $75,000) would be paid to Purchaser under Section 3.2.3.2, from that “Infringer B” recovery of $300,000.

3.2.3.6.2.	Next, the remaining $25,000 due to Seller under Section 3.2.3.3 would be paid to Seller (resulting in the total $100,000 having then been paid to Seller under that section); and

3.2.3.6.3.	The remaining $200,000 (of the “Infringer B” $300,000 payment) would be divided 35% ($70,000) to Seller and 65% ($130,000) to Purchaser.
3.2.3.7.	Any further payments/recoveries (after the hypothetical Infringers A and B above) similarly would be distributed first to Purchaser in the amount of Purchaser’s Costs associated with any such further infringer/etc., then pursuant to the 35/65 distribution described above.
3.2.4.	If Purchaser makes a Sale of the Patents or otherwise transfers ownership or control of same (or any portion or portions thereof) to a third party, Purchaser shall pay to Seller the following amount: for any consideration received from that Sale, ten per cent (10%) of any amount (cash or cash value) in excess of $250,000. If Purchaser makes a series of such sales or transfers of a portion or portions of the Patents or rights thereunder, the total cumulative consideration received by Purchaser from all such sales or transfers shall be used to calculate any payment due to Seller hereunder.
3.3.	Accounting/Reporting to Seller.
3.3.1.	Timing of Payments. For any and all payments pursuant to Section 3.2.2 through 3.2.4 above, Purchaser will forward such payments to Seller within thirty (30) days after the calendar quarter within which the Sales Price is received by Purchaser.

3.3.2.	Reports. For any and all payments pursuant to Section 3.2.2 through 3.2.4 above, along with such payments to Seller, Purchaser will forward a report summarizing the basis for the payment(s) and calculation thereof, including details sufficient for Seller to reasonably confirm the gross numbers (units/dollars/etc.) upon which the payments are based and other totals reflected in the report, the appropriateness of any deductions therein, and other relevant information. If the parties have any concerns about the form and/or content of any such report, they will contact each other directly and make all reasonable efforts to address and resolve those concerns.

3.3.3.	Audit. Seller shall have the right no more than one (1) time each calendar year, upon fourteen (14) days advance notice in writing, at any time during normal business hours, to audit the records of Purchaser and its sublicensees by having an employee, agent, or independent auditor examine and make copies of any portion of the books and records of Purchaser and sublicensees of Purchaser relating to this Agreement. Such records shall be kept available by Purchaser and sublicensees of Purchaser for at least three (3) years after expiration of the calendar year in which they are made. In the event that such examination reveals an under-payment of royalties due Seller of an amount greater than ten percent (10%) of the payments made, then Purchaser or sublicensees of Purchaser, as the case may be, shall pay Seller within thirty (30) days of the completion of the audit, the amount due plus the cost of such audit plus interest on the deficiency for the term of non-payment at the then current prime rate. Otherwise, the cost of the audit shall be borne by Seller, but the deficiency shall be paid to Seller within thirty (30) days of the completion of the audit. Any royalty overpayment shall be refunded to Purchaser within thirty (30) days of the completion of the audit.
3.4.	Further Cooperation.
3.4.1.	Generally. Both before and after the Effective Date, at the reasonable request of Purchaser, Seller shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including without limitation execution, acknowledgment and recordation of other such papers, and using best efforts to obtain the same from the other parties, as necessary or desirable for fully perfecting and conveying unto Purchaser the benefit of the transactions contemplated hereby. Among other things, these activities shall include the efforts by Seller to correct the claim language of the Patents, as described in Section 3.5 below.

3.4.2.	Involving Third Parties. For actions undertaken in connection with third parties relating to the Patents and/or this Agreement (see, for example, Sections 3.2.3 above and/or 5.2.4. below, and/or regarding actual or potential litigation with third parties regarding the Patents), Seller shall reasonably cooperate with Purchaser in Purchaser’s efforts concerning those third parties. That cooperation by Seller shall include up to eight (8) hours of Seller’s time in any given calendar month, at no cost to Purchaser. For any time in any given month in excess of those eight (8) hours, Purchaser agrees to pay Seller as a consultant, at a rate of not less than $350/hour. Purchaser shall pay and/or reimburse Seller promptly for any expenses associated with Seller’s assistance/cooperation (including by way of example and not by way of limitation, legal expenses, travel expenses, copying/mailing expenses, etc.). Any time spent by Seller in attending hearings or depositions (including Seller being deposed) shall count toward Seller’s “hours” under this Section 3.4.2. However, Seller agrees that this compensation to Seller shall not apply to Seller’s activities pursuant to Section 3.5 below, and specifically that no compensation shall be provided for Seller’s time and efforts in correction of the patent claim language pursuant to Section 3.5 (i.e., time spent involving the Certificate of Correction or a Reissue proceeding contemplated by Section 3.5 herein).

3.4.3.	Payment/Reimbursement for Seller’s Further Cooperation. For activities in connection with Sections 3.2.3 and/or 3.4.2 above and/or 5.2.4 below or any other claims for reimbursement, Seller shall submit to Purchaser reasonable documentation regarding such expenses, and within thirty (30) days of receipt of same, Purchaser shall pay to Seller the amounts reflected therein. If the parties have any concerns about the form and/or content of any such submission, they will contact each other directly and make all reasonable efforts to address and resolve those concerns.
3.5.	Correction of Patent Claim Language. The obligations of Seller under this Agreement include, but are not limited to, taking all actions reasonably necessary to correct the Patents’ claim language to the form substantially as shown in Exhibit D hereto. In that regard, Seller initially caused Exhibit C to be filed with the U.S. Patent and Trademark Office on or about September 27, 2006. Prior to any action by the U.S. Patent and Trademark Office with regard to that September 2006 filing, both parties agreed to a substitute correction to the patent claim language, as shown in Exhibit D, which Seller caused to be filed on or about January 27, 2007, and the parties are awaiting action by the Patent and Trademark Office on that filing. Subject to the further conditions described in this section, Seller may accomplish this claim language correction in any suitable manner. Purchaser agrees to reasonably cooperate in Seller’s efforts in that regard, including but not limited to (a) timely filing with Assignment Branch of the Patent and Trademark Office some evidence of the assignment of Patent Rights hereunder, (b) timely advising Seller of any developments or lack thereof related to that January 26, 2007 filing, and/or (c) joining Seller in any such further or different filing with the U.S. Patent and Trademark Office (if necessary and if Seller elects to undertake any such further or different filing). To the extent that Seller independently receives from the U.S. Patent and Trademark Office notice of any such developments, Seller will timely advise Purchaser of same. In any case, notwithstanding the transfer of patent rights described herein, Purchaser expressly authorizes Seller and Seller’s agents and attorneys to act on behalf of Purchaser in pursuing such corrections to the claim language. The parties further agree that Seller shall control and bear the costs of any further prosecution with the U.S. Patent Office to correct the claim language as contemplated in this paragraph, including attorney fees and Patent Office costs. Further, any further filings made with the U.S. Patent Office (beyond the attached Exhibit D, which has already been filed) must be approved by both parties before any such filing are made. If within eighteen (18) months of the Effective Date, the claim language has not been corrected in the U.S. Patent and Trademark Office to at least substantially the form as shown in Exhibit D, the parties shall confer as to possible further actions to take to obtain such correction. Absent an agreement as to any such further action, Purchaser shall have the right, at its sole election, to rescind this Agreement, including returning the Patents to Seller and recouping the initial $150,000 payment made pursuant to this section 3 of the Agreement, less Seller’s attorneys fees associated with negotiating this agreement (up to a maximum of $15,000). The parties acknowledge that, despite Seller’s best efforts, the conclusion of Seller’s efforts to correct the patent claim language may be delayed due to circumstances outside of Seller’s control. Upon reasonable proof by Seller of (1) Seller’s due diligence in pursuing the patent claim correction and (2) delay beyond the 18-month “deadline” due to circumstances beyond Seller’s control, Purchaser will agree to a reasonable extension of that deadline to permit completion of those efforts by Seller.
3.5.1.	The parties agree that correction of the patent claims via the Certificate of Correction attached as Exhibit D (or some substantially equivalent Certificate of Correction filing) will satisfy Seller’s duty to correct the patent claim language, and that Purchaser shall not thereafter have the option to rescind this Agreement.

3.5.2.	If Seller is NOT able to accomplish the correction of the patent claims via the

Certificate of Correction procedure, and if Purchaser has not yet asserted the patent against any third party, Purchaser shall have the option to rescind the agreement, transfer title to the patent back to Seller, and receive from Seller its initial payment of $150,000, less Seller’s attorneys fees associated with negotiating this Agreement (up to a maximum of $15,000).
3.5.2.1.	Once Purchaser has asserted the patent against any third party, any and all of Purchaser’s options to rescind this Agreement shall expire, and Purchaser thereafter shall have no claim under any circumstances for return from Seller of the initial payment of $150,000.

3.5.2.2.	In connection with Purchaser’s foregoing option to rescind, the parties agree that time is of the essence regarding the following related actions. Seller agrees to provide timely notice to Purchaser of any “final” rejection by the PTO of the Certificate of Correction (including any appeal that Seller may elect to file) or other decision by Seller to abandon Seller’s efforts to obtain a Certificate of Correction. Following that notice, Purchaser will have ten (10) business days within which to exercise its foregoing option, by advising Seller in writing that Purchaser has elected to exercise that option and rescind this agreement. The parties agree that the ten-day deadline is reasonable and necessary to provide Seller a reasonable opportunity to decide whether to proceed with any further efforts to correct the patent claim language (including by appeal of any “final” rejection by the PTO of the Certificate of Correction efforts, applying to reissue the patent with “corrected” claim language, or other action).

3.5.2.3.	If following such notice from Seller, Purchaser does NOT exercise its option and rescind this Agreement, Seller agrees to proceed with a related Reissue application if so requested by Purchaser (at Seller’s expense), but Purchaser shall not thereafter have the option to rescind this Agreement. In that regard (whether Purchaser requests such a Reissue filing), the parties agree that the patent claims (whether in their “uncorrected” form or reissued form) may be of some value (possibly significant), including possibly covering certain third party methods and apparatus.
3.6.	Maintenance of Patent Rights. Purchaser shall have the duty to attend to and pay any and all remaining maintenance fees, annuities, or similar payments to keep alive the Patents for the maximum extent permitted by law. Purchaser acknowledges that its agreement to maintain the Patent Rights is an important consideration in this Agreement, and that any failure to do so will foreseeably result in damages to Seller, including but not limited to damages related to Sections 3.2.2 and 3.2.3 above.

4.	Representations and Warranties By Seller. Seller hereby represents and warrants to Purchaser as follows:
4.1.	Authority. Seller has the right and authority to enter into this Agreement and to carry out its obligations hereunder.

4.2.	Title and Contest. Seller has good and marketable title to the Patents, including without limitation all rights, title, and interest in the Patents to sue for infringement thereof. The Patents are free and clear of all liens, mortgages, security interests or other encumbrances, and restrictions on transfer. There are no actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Patents, except as expressly contemplated by subsections 3.2.3 and 3.5 above. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Patents.

4.3.	Existing Licenses. No rights or licenses have been granted under the Patents.

4.4.	Restrictions on Rights. Seller is not aware of any basis upon which Purchaser will be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Patents as a result of the transaction contemplated in this Agreement, or any prior transaction related to the Patents.

4.5.	Conduct. None of Seller or its representatives has engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Patents or hinder their enforcement.

4.6.	Enforcement. Seller has (a) not put a third party on notice of actual or potential infringement of any of the Patents (b) nor considered enforcement action(s) with respect to any of the Patents, other than the ones discussed with Purchaser.

4.7.	Patent Office Proceedings. None of the Patents have been or are currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding and that no such proceedings are pending or threatened, except as expressly contemplated by subsection 3.5 above.

4.8.	Related Assets. There are no other patents issued and/or applications pending for or on behalf of Seller which include (or will include) claims such that practice of any of the claims of the Patents conveyed in this Agreement would reasonably require a license under any claim of such other patents.

4.9.	Fees. All maintenance fees, annuities, and the like due on the Patents have been timely paid through the Effective Date.

4.10.	Validity and Enforceability. The Patents have never been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and Seller has not received any notice or information of any kind from any source suggesting that the Patents may be invalid or unenforceable.
5.	Representations and Warranties By Purchaser. Purchaser hereby represents and warrants to Seller as follows:
5.1.	Authority. Purchaser has the right and authority to enter into this Agreement and to carry out its obligations hereunder.

5.2.	Conduct. None of Purchaser or its representatives has engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Patents or hinder their enforcement.

5.3.	Enforcement. Purchaser has (a) not put a third party on notice of actual or potential infringement of any of the Patents (b) nor considered enforcement action(s) with respect to any of the Patents, other than the ones discussed with Seller.

5.4.	Patent Office Proceedings. Purchaser is not aware of any of the Patents having been or currently being involved in any reexamination, reissue, interference proceeding, or any similar proceeding, and is not aware of any no such proceedings are pending or threatened, except as expressly contemplated by subsection 3.5 above.

5.5.	Related Assets. Purchaser is not aware of any other patents issued and/or applications pending for or on behalf of Purchaser or any third party which include (or will include) claims such that practice of any of the claims of the Patents conveyed in this Agreement would reasonably require a license under any claim of such other patents.
6.	Miscellaneous
6.1.	Limitation on Consequential Damages. EXCEPT IN THE EVENT OF FRAUD BY SELLER OR BREACH OF SELLER’S WARRANTIES IN SECTION 4, AND EXCEPT AS PROVIDED IN SECTION 5.2 BELOW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, OR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

6.2.	Limitation of Liability.
6.2.1.	PURCHASER’S TOTAL FINANCIAL LIABILITY TO SELLER UNDER THIS AGREEMENT SHALL BE: (a) THE PAYMENT OF FUNDS AS REQUIRED PURSUANT TO SECTION 3; and (b) STIPULATED/ESTIMATED/FIXED CONSEQUENTIAL DAMAGES TO SELLER IN THE AMOUNT OF A FURTHER $150,000 (IN ADDITION TO THE $150,000 PAID CONTEMPORANEOUSLY WITH SIGNING THIS AGREEMENT, IF FOR ANY REASON PURCHASER FAILS TO MAINTAIN THE PATENT RIGHTS AS REQUIRED PURSUANT TO SECTION 3.

6.2.2.	SELLER’S TOTAL LIABILITY OF ANY KIND TO PURCHASER UNDER THIS AGREEMENT SHALL BE POSSIBLE REPAYMENT TO PURCHASER OF JUST THE INITIAL $150,000 PAYMENT PREVIOUSLY PAID BY PURCHASER TO SELLER, AS FURTHER EXPLAINED IN SECTION 3.2.1 ABOVE. AS EXPLAINED IN THAT SECTION 3, THIS POTENTIAL LIABILITY OF SELLER TO REPAY THAT INITIAL $150,000 PAYMENT IS EXTINGUISHED FOREVER IF THE PATENT CLAIM LANGUAGE IS TIMELY CORRECTED IN THE U.S. PATENT AND TRADEMARK OFFICE (AS DESCRIBED IN OTHER PORTIONS OF THIS AGREEMENT), EITHER WITHIN 18 MONTHS OF THE EFFECTIVE DATE OF THIS AGREEMENT OR WITHIN SUCH FURTHER TIME AS THE PARTIES MAY AGREE. EVEN WITHOUT SUCH CORRECTION OF THE PATENT CLAIM LANGUAGE, PURCHASER MAY, AT ITS SOLE DISCRETION, ELECT TO AFFIRM THIS AGREEMENT AND RETAIN THE PATENT RIGHTS AND THE CORRESPONDING DUTIES TO PAY SELLER (thereby waiving its rights to rescind this Agreement, return the Patents to Seller, and recoup any payments made pursuant to Section 3 of this Agreement). WITHIN A REASONABLE TIME (NOT TO EXCEED 60 DAYS) OF RECEIVING WRITTEN NOTICE FROM SELLER OF SELLER’S FAILURE TO CORRECT THE PATENT CLAIM LANGUAGE, PURCHASER SHALL CONFIRM IN WRITING TO SELLER PURCHASER’S DECISION AS TO WHETHER TO WAIVE OR EXERCISE THOSE RIGHTS (to rescind this Agreement, return the Patents to Seller, and recoup any payments).

6.2.3.	SELLER’S LIABILITY UNDER THIS AGREEMENT SHALL NOT BE AFFECTED BY (a) PURCHASER’S DECISIONS AS TO WHETHER TO PURSUE THIRD PARTIES UNDER THE PATENT RIGHTS and/or (b) PURCHASER’S SUCCESS (OR LACK THEREOF) IN ANY SUCH EFFORT TO PURSUE THIRD PARTIES UNDER THE PATENT RIGHTS.

6.2.4.	AS TO LIABILITY TO THIRD PARTIES OR FOR REASONABLE COSTS AND EXPENSES OF ANY AND ALL KINDS ASSOCIATED WITH PURSUING

ANY SUCH THIRD PARTIES, PURCHASER HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS SELLER. THE PARTIES AGREE THAT SUCH REASONABLE COSTS AND EXPENSES INCLUDE, BY WAY OF EXAMPLE AND NOT BY WAY OF LIMITATION, ANY AND ALL EXPENSES REASONABLY RELATED TO ASSISTING PURCHASER IN POTENTIAL AND/OR ACTUAL ASSERTION AND/OR DEFENSE OF THE PATENT RIGHTS (SUCH AS PREPARING DECLARATION(S) OR BEING DEPOSED, FOR EXAMPLE), AND ANY ACTUAL REASONABLE ATTORNEY FEES ASSOCIATED WITH SELLER’S EFFORTS IN THAT REGARD.
6.2.4.1.	The foregoing duty to indemnify and hold harmless Seller as to any third parties that Purchaser may pursue will continue regardless of any transfer back to Seller of title to the patent and/or any related “repayment” by Seller to Purchaser of all or part of the initial payment. In other words, should Purchaser elect to pursue any third party PRIOR to the Certificate of Correction/Reissue PTO matter being resolved, Purchaser’s duty to indemnify and hold harmless Seller as to third parties would exist and continue regardless of the SUBSEQUENT outcome of the Certificate of Correction/Reissue PTO matter.
6.2.5.	THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.
6.3.	Confidentiality of Terms. The parties hereto shall keep the terms and existence of this Agreement and the identities of the parties hereto confidential and shall not now or hereafter divulge any of this information to any third party except: (a) with the prior written consent of the other party; (b) as otherwise may be required by law or legal process, including in confidence to legal and financial advisors in their capacity of advising a party in such matters; (c) during the course of litigation, so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties; or (d) in confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with financing transactions; provided that, in (b) through (d) above the disclosing party shall use all legitimate and legal means available to minimize the disclosure to third parties, including without limitation seeking a confidential treatment request or protective order whenever appropriate or available.

6.4.	Governing Law. Any claim arising under or relating to this Agreement shall be governed by the internal substantive laws of the State of Colorado without regard to principles of conflict of laws.

6.5.	Entire Agreement. The terms and conditions of this Agreement, including its Exhibits, constitute the entire agreement between the parties with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions. These terms and conditions will prevail notwithstanding any different or conflicting terms and conditions which may appear on any purchase order, acknowledgment or other writing not expressly incorporated into this Agreement. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument. Failure by either party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement.

6.6.	Notices. All notices required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered by hand, or dispatched by prepaid courier or by registered or certified mail, postage prepaid, to the addresses set forth above.

6.7.	Assignment. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the parties and their successors, assigns and other legal representatives. Among other things, the payment duties in section 3.2 above shall be binding upon any person or entity to whom Seller may license and/or transfer any of the rights herein acquired by the Seller.
In witness whereof, the parties have executed this Agreement as of the Effective Date:

Seller		Purchaser

/s/ Joseph M. Ruggio		By:	/s/ John G. Schulte

Name: Joseph M. Ruggio		Name:	John G. Schulte

Date:	2/6/07	Title:	CEO

		Date:	2/20/07

Exhibit A
Patent Rights Assigned

Patent or Application No.	Country	Filing Date	Title; Inventor(s)
5,476,450	U.S.	January 5, 1994	Apparatus and Method for Aspirating Intravascular, Pulmonary and Cardiac Obstructions; Joseph M. Ruggio

Exhibit B
Assignment Agreement
     This ASSIGNMENT is made by Joseph M. Ruggio, an individual with a residence at 27632 Fargo Rd., Laguna Hills, California 92653-7808, (hereinafter “ASSIGNOR”) to The Spectranetics Corporation, a Delaware corporation, having a business address at 96 Talamine Court, Colorado Springs, Colorado 80907, (hereinafter “ASSIGNEE”).
     WHEREAS, ASSIGNOR is the owner of record of a certain patent which issued from the United States Patent and Trademark Office, specifically United States Patent No. 5,476,450 “Patent”); and
     WHEREAS, ASSIGNOR wishes to assign, and ASSIGNEE wishes to acquire, the Patent;
     NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, ASSIGNOR hereby grants, transfers, assigns and conveys unto ASSIGNEE, the entire right, title and interest in and to the Patent.
     IN WITNESS WHEREOF, ASSIGNOR has caused this Patent Assignment to be executed as of the date below written.

ASSIGNOR: Joseph M. Ruggio

Date:

Exhibit C
Certificate of Correction
(attached copy as filed with the U.S. Patent and Trademark Office on or about September 27, 2006)

Exhibit D
Certificate of Correction
(attached copy as filed with the U.S. Patent and Trademark Office on or about January 26, 2007)